Exhibit 16.1

[Helin, Donovan, Trubee & Wilkinson, LLP LETTERHEAD]

January 22, 2007

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Uni-Pixel, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report to be filed for the month of January 2007. We agree with such statements made insofar as they relate to our Firm.

Very truly yours,

/s/ Helin, Donovan, Trubee & Wilkinson, LLP
Helin, Donovan, Trubee & Wilkinson, LLP